UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)        November 13,  2007

AVALONBAY COMMUNITIES, INC.

(Exact Name of Registrant as Specified in Its Charter)

Maryland
(State or Other Jurisdiction of Incorporation)

1-12672	77-0404318
(Commission File Number)	(I.R.S. Employer Identification No.)

2900 Eisenhower Avenue, Suite 300, Alexandria, Virginia	22314
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code      (703) 329-6300

                    Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	Entry into a Material Definitive Agreement.

ITEM 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

We previously entered into a $650 million revolving variable rate unsecured credit facility (the “Credit Facility”) with JPMorgan Chase Bank, N.A., and Wachovia Bank, National Association, serving together as syndication agent and as banks, Bank of America, N.A., serving as administrative agent, swing lender, issuing bank and a bank, Morgan Stanley Bank, Wells Fargo Bank, National Association, and Deutsche Bank Trust Company Americas, serving collectively as documentation agent and as banks, and a syndicate of other financial institutions, serving as banks.  Pursuant to an option available to us under the terms of the Credit Facility, we elected to seek a $350 million increase to the loan commitments of the facility (the “Facility Increase”).  On November 13, 2007, thirteen banks from the existing syndicate of banks under the Credit Facility elected to increase their loan commitments to effectuate the Facility Increase and we entered into an amendment to the Credit Facility to increase the aggregate facility size to $1 billion.  No new banks or third parties joined the Credit Facility.  The term of the Credit Facility remains four years from November 14, 2006, and we may extend the term for one additional year provided we are not then in default and upon payment of a ten basis point extension fee.  We paid customary arrangement and upfront fees to those lenders increasing their loan commitments in connection with the Facility Increase.

Following the Facility Increase, the terms of the Credit Facility remain unchanged. At the current rating of our unsecured and unsubordinated long-term indebtedness, we will pay participating banks, in the aggregate, an annual facility fee of 0.125% (approximately $1,250,000 based on the $1 billion size).  Borrowings under the Credit Facility bear interest at varying levels based on (1) the London Interbank Offered Rate (“LIBOR”) for the maturity selected for the borrowing and (2) a spread over the applicable LIBOR rate based on the rating of our unsecured and unsubordinated long-term indebtedness.  The current stated pricing is LIBOR plus 0.40% per annum.  The stated spread over LIBOR can vary from LIBOR plus 0.325% to LIBOR plus 1.00% based upon the rating of our unsecured and unsubordinated long-term indebtedness.  In addition, a competitive bid option is available for borrowings of up to 65% of the Credit Facility amount.  This option allows banks that are part of the lender consortium to bid to provide us loans at a rate that is lower than the stated pricing provided by the unsecured credit facility.  The competitive bid option may result in lower pricing than the stated rate if market conditions allow.

Under the Credit Facility we are subject to certain customary covenants, including, but not limited to, maintaining certain maximum leverage ratios, a minimum fixed charges coverage ratio, a maximum secured indebtedness ratio, and a minimum unencumbered assets level.  At the commencement of the Facility Increase, $205,000,020 was outstanding on the line, an additional $57,224,977 was used to provide letters of credit and $737,775,003 was available for borrowing.

ITEM 9.01     Financial Statements and Exhibits

(d)                                 Exhibits.

Exhibit No.	Description

10.1

First Amendment to Second Amended and Restated Revolving Loan Agreement, dated as of November 13, 2007, among the Company, as Borrower, the banks signatory thereto, each as a Bank, and Bank of America, N.A., as Administrative Agent.  (Filed herewith)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVALONBAY COMMUNITIES, INC.

November 14, 2007
	By:	/s/ Thomas J. Sargeant
	Name:	Thomas J. Sargeant
	Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1

First Amendment to the Second Amended and Restated Revolving Loan Agreement, dated as of November 13, 2007, among the Company, as Borrower, the banks signatory thereto, each as a Bank, and Bank of America, N.A., as Administrative Agent.  (Filed herewith)